RESOLVE STAFFING ANNOUNCES ELECTION OF NEW OFFICERS

January 3, 2006 (Cincinnati, OH) - Resolve Staffing, Inc. (OTCBB: RSFF) announced today that its Board of Directors elected three new officers.

Steve Ludders has been promoted to Executive VP, Chief operating Officer of the Company. Mr. Ludders was a Regional Director and in charge of business development since joining Resolve. Mr. Ludders' experience includes a former VP of Strategic Planning with Interim Personnel, a $2 billion public staffing firm. Mr. Ludders is an MBA Thunderbird Graduate. Scott Horne has been promoted to Executive VP, Chief Financial Officer of the Company. Mr. Horne was in charge of accounting since joining Resolve. Mr. Horne has extensive experience in finance and accounting for Human Resource Outsourcing companies, including being CFO of a national PEO. Mr. Horne graduated from Xavier University with an MBA in Finance. Tom Lawry has been promoted to Controller, Treasurer of the Company. Mr. Lawry has extensive accounting experience in the staffing and PEO markets.

From increasing revenue generation, to the closing of a number of acquisitions and increasing shareholder value, Resolve Staffing is laying the groundwork for another tremendous year of success. In 2005, Resolve made numerous strides to progress the Company in a positive direction that management believes will build a foundation for the shareholders to see the benefits of a long term plan. Our outlook for 2006 is a positive one in which we believe the Company will be on its way to another year of continued growth. Revenue and profits are expected to continue strengthening in 2006.

Ron Heineman, CEO stated, ""All three of these people have been invaluable as we have worked to grow our business operations significantly in the last year. The promotion of these officers will strengthen our management team and prepare Resolve for another year of growth. Under their guidance, we have significantly expanded our operation from one location at the beginning of 2005, to a $70 million national staffing company with 52 offices from coast to coast. Over the past year Resolve has successfully executed on a plan to position the Company in a national market. We have focused on operations and execution. We strengthened our business and broadened our Company through disciplined organic and acquisitive growth initiatives. The Company has completed multiple acquisitions and is focused on building an integrated national human resource outsourcing organization. Resolve is committed to continued growth in 2006. The Company is currently on track for annualized Sales of approximate $70 million and we expect that number to increase as we continue to focus on both organic growth and new acquisitions."

ABOUT RESOLVE STAFFING, INC.

Resolve Staffing is a national provider of outsourced human resource services. With 52 offices reaching from New York to California, the Company provides a full range of supplemental staffing and outsourced solutions, including solutions for temporary, temporary-to-hire, or direct hire staffing in the medical, trucking, garment, clerical, office administration, customer service, professional and light industrial categories. For additional information on Resolve Staffing visit our website www.resolvestaffing.com.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:
Don Quarterman
770-900-4856
ir@resolvestaffing.com